Exhibit 10.45

MASTER SERVICE
AND

CONFIDENTIALITY AGREEMENT

by and between

LAUREATE EDUCATION, INC. AND ACCENTURE LLP

This MASTER SERVICE AND CONFIDENTIALITY AGREEMENT (the “Agreement’), is made and entered into this April 28, 2014 (“Effective Date”) by and between Accenture LLP (hereinafter referred to as “Consultant”), an Illinois limited liability partnership with offices at 161 North Clark Street, Chicago, Illinois 60601, and Laureate Education, Inc. (hereinafter referred to as “Client”), a Maryland corporation with offices at 650 South Exeter St., Baltimore, MD 21202, and it defines the agreement between Client and Consultant for the Services that will be rendered by Consultant for Client pursuant hereto. Consultant and Client may be referred to each individually as “Party’’ or together as “Parties” in this Agreement.

WHEREAS, Client desires the Services of Consultant, which Services may include, without limitation, Services related to management consulting and technology consulting services.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, the Parties agree as follows:

1                                                                                DEFINITIONS

“Confidential Information”

Any information received by either Party in the course of conducting business under this Agreement that is identified by the discloser as confidential or should reasonably be understood to be the confidential or proprietary information of or concerning the other Party, including but not limited to, trade secrets, commercial, financial, and technical information, customer or client lists, programs, procedures, data, documents, computer information and databases, business plans, budget forecasts, business arrangements, information regarding specific transactions, financial information and estimates, and long-term plans and goals. Notwithstanding the foregoing, the term “Confidential Information” will not include any information that identifies or directly relates to natural persons (“Personal Data”), and the terms of this Section and other provisions of this Agreement generally applicable to Confidential Information will not be deemed to apply to Personal Data unless specifically stated otherwise.

Laureate Education, Inc. - Master Services Agreement

4/26/12

“Consultant Knowledge Capital”

Materials existing prior to commencement of Accenture’s performance of the relevant Services, or developed outside the scope of such Services, that are proprietary to Accenture or to third parties, and all associated intellectual property rights and any enhancements and modifications to such Materials, whether or not such enhancements and modifications are developed as part of the Services.

“Custom Components”

Materials that are originally developed by Accenture during the course of its performance of the Services and supplied as, or as part of, a Deliverable. Custom Components do not include Accenture Knowledge Capital.

“Deliverables”

Elements of the Work Product to be delivered to Client as defined and identified in a particular Statement of Work. Deliverables will be comprised of Custom Components and/or Accenture Knowledge Capital.

“Employees”	All employees, agents (including, without limitation, employees of such agents) and contractors (including, without limitation, employees of such contractors) of Consultant.

“Milestones”	Specific dates of completion for elements of the Work Product, as defined and identified in a particular Statement of Work.

“Personal Data”	Any information that identifies or directly relates to natural persons.

“Statement of Work” or “SOW”

A document executed pursuant to this Agreement, attached as a Exhibit “A” hereto, that describes Services to be performed and compensation to be paid to Consultant therefor.

“Services”	The work, as described in any Exhibit “A” executed pursuant to this Agreement, which will be performed by Consultant to the benefit of Client.

“Third Party Intellectual Property”

Intellectual property the rights to which belong to an individual or entity not a party to this Agreement.

“Work Product”	Deliverables, data, information, designs, know-how, software, inventions, works of authorship and other material and intellectual property developed or prepared for Client by Consultant (either independently or in concert with Client or third parties) and delivered to Client in the course of, or resulting from, Consultant’s performance of the Services under this Agreement, all as may be specified in a Statement of Work.

2                                                                                         TERM. TERMINATION AND DELAY

2.1                              This Agreement shall commence on the Effective Date and shall remain in effect unless terminated in accordance with this Agreement. After termination of this Agreement, no further SOWs or purchase orders may be placed under this Agreement. However, any mutually executed SOWs shall continue until such SOWs are terminated or expired in accordance with the particular SOW and such SOWs shall, through completion, remain subject to the terms of this Agreement.

2.2                              This Agreement, or any SOW formed under this Agreement, may be terminated without cause by either party with not less than thirty (30) days prior written notice to the other party. Termination of this Agreement shall automatically operate to terminate all existing SOWs in accordance with the terms specified herein. Termination of an individual SOW does not operate to terminate other SOWs or this Agreement. Termination shall not relieve either party of any obligation accrued prior to the termination date. Any termination under this section must be made in writing and sent to the appropriate party listed in Section 19.4 of this Agreement.

2.3                               Either Party may terminate this Agreement and any associated SOWs if the other Party is in material breach of the Agreement or specific SOW(s) by giving thirty (30) days written notice specifically identifying the breach, unless the breach is cured within the thirty (30) day period.

2.4                               Upon termination under this Section 2, Client will pay Consultant for all Services rendered, including a pro-rated portion for Deliverables in progress, and expenses incurrent by Consultant prior to the date of termination. Upon termination by Consultant under Section 2.3, or by Client under Section 2.2, Client will also pay Consultant for any out-of-pocket demobilization or other direct costs resulting from such early termination.

2.5                               All provisions of this Agreement which are by their nature intended to survive the expiration or termination of this Agreement will survive such expiration or termination.

2.6                               In the event that an Employee of Consultant’s is designated as “Key Personnel” in the applicable SOW, for the period of time specified in the applicable SOW (if any), Consultant shall not, without prior written consent of Client, reassign, remove or replace any Key Personnel (prior to the completion of Services under the applicable SOW); unless such Key Personnel resigns from employment with Consultant. Consultant shall provide a suitable replacement for such Key

Personnel. At Client’s request, Consultant shall make the proposed Key Personnel replacement available for interview by Client.

3                                                                                         MODIFICATIONS

3.1                               Any changes to this Agreement, or any SOW formed hereunder, must be memorialized in writing, reviewed, agreed upon and signed by both Parties (a “Change Order”). If Consultant performs work at the request of Client that is not specified in an SOW, (i) the work will be considered Services provided under this Agreement, and Client will pay Consultant for such Services in accordance with Section 6 at Consultant’s then current time and materials rates, and (ii) the Parties will promptly negotiate and enter into an SOW or Change Order to an existing SOW to reflect the new or changed Services.

3.2                               The terms presented in this Agreement are the sole terms that define this Agreement. Any terms present on a purchase order or invoice issued pursuant to this Agreement are null and void.

4                                                                                         SERVICES

4.1                               Consultant shall render the Services hereunder to Client as mutually agreed and on a per project basis. Upon identification of a project to be performed by Consultant during the Term of this Agreement, Client or Consultant shall prepare a Statement of Work to be attached hereto as Exhibit A, which shall detail the scope and duration of the Services provided by Consultant for the project in question. The first Statement of Work shall be marked as Exhibit A-1 (with each subsequent Statement of Work exhibit marked as Exhibit A-2, Exhibit A-3, etc.). Upon obtaining Consultant’s consent to work on a project, a mutually agreed upon Statement of Work shall be signed by the parties and attached hereto. Consultant’s engagement with respect to such projects shall thereafter be governed by this Agreement and the SOW. Unless expressly stated otherwise in this Agreement, a Statement of Work issued and signed hereunder by both parties shall create contractual rights and obligations solely between Client and Consultant. Consultant shall perform the Services specified in a Statement of Work.

4.2                               Client will perform those tasks and fulfill those responsibilities specified in this Agreement and the applicable SOW (“Client Responsibilities”) in connection with Consultant’s performance of the Services and provision of Deliverables. Client understands that Consultant’s performance is dependent on Client’s timely and complete performance of Client Responsibilities, including decisions and approvals. Consultant will be entitled to compensation under Section 3.1 for any additional fees or expenses incurred as a result of delay or failure by Client to timely perform the Client Responsibilities.

4.3                               Client acknowledges that it has knowledge and skill particular to the business practices and information involved in the Services and Deliverables. Client will provide Consultant with access to Client’s subject matter resources as part of Consultant’s performance of Services. Client will be responsible for: (a) Client’s operation and use of the Deliverables, (b) ensuring that the scope of Services and Deliverables meet Client’s requirements, (c) Client’s compliance will all applicable federal, state and local laws and regulations, and (d) obtaining all necessary consents from third parties, including any necessary third party rights to use software, that are required for Consultant to perform its obligations under this Agreement or any SOW.

4.4                               All Employees provided by the Consultant to perform Services for Client under this Agreement shall have been subjected to a criminal background check and check of, education, training, and experience in accordance with Consultant’s standard procedures.

4.5                               A Statement of Work shall set forth, in specific detail, the following, as applicable:

(i)                                     type of Services to be performed including Milestone descriptions and completion dates, as applicable;

(iQ                                the anticipated duration of the Services;

(iii)                               a description of the Work Product including general description, Deliverables, due date and other critical criteria, as applicable:

(iv)                              professional billing rates for the employees of Consultant to perform the Services;

(v)                                 fixed project fees for the Services, and budgeted funds for media production and selected other financial elements, if applicable;

(vi)                              Client Responsibilities;

(vii)                           a payment schedule and payment Milestones, if applicable;

(viii)                        a location where the Services shall be performed, if applicable;

(ix)                              a location where invoices shall be rendered for payment; and

(x)                                 the identity of a Client representative(s) and a Consultant representative(s) designated for the Services.

4.6                               Client agrees to provide to Consultant the information and assistance described in a Statement of Work. Client agrees that if Consultant’s Employees are required to perform the Services at Client’s facility, Client shall provide adequate working space, facilities and equipment for such employees.

4.7                               Client shall have the right to request changes and modifications to a Statement of Work; however, no changes shall be made to a Statement of Work unless such changes are agreed to in writing by the parties. Such changes may result in an equitable adjustment in schedule or SOW price. If there is a conflict between the terms and conditions of this Agreement and the terms and conditions of a Statement of Work, the terms and conditions of this Agreement shall control unless specific reference is made in the SOW to the replacement of the specific Agreement’s term with the specific SOW’s term.

4.8                               Client is not obligated to issue, nor is Consultant obligated to accept, any Statement of Work under this Agreement. This Agreement between Client and Consultant is not exclusive and the Parties are free to engage in other relationships of a similar nature with other parties.

5                                                                                         QUALITY ASSURANCE

5.1                               The Client and Consultant enter into this Agreement in good faith.  Consultant shall perform its obligations hereunder (1) in a workmanlike fashion and in accordance with industry standards and (2) with at least the same level of performance, completeness, care and attention used by Client or one of its subsidiaries, to the extent applicable, to perform such services for itself prior to the Effective Date. The Parties also agree that each Party shall perform its respective obligations hereunder in compliance with all applicable laws.

Consultant shall provide Client with personnel that (1) are sufficiently suited for the rigors of the positions generally; (2) possess sufficient skills, abilities and experience to enable Client to use such staff within the project requirements specified within the SOW (3) meet all legal and governmental requirements necessary for the job description; (4) have the necessary certifications specified in the SOW.

5.2                               Removal of Consultant Personnel:  Upon five (5) business days written notice from Client specifying, for reasons of performance and/or professional behavior, that a member of Consultant’s staff should be removed from the performance of Services under an SOW, Consultant shall remove such Consultant personnel and once such Consultant personnel is removed Client shall have no further obligation to Consultant for payment of fees related to such member’s performance of the Services. Consultant shall replace such Consultant personnel within five (5) business days or other such time as agreed upon in the SOW or the primary Client and Consultant liaisons specified in Section 10.1.

5.3                               The foregoing shall not apply in the event any Consultant personnel terminates his or her employment with Consultant or if a replacement becomes necessary for reasons beyond Consultant’s control. ln the event of termination of employment of a Consultant person, Consultant will replace such individual promptly.

5.4                               Consultant shall have no authority pursuant to this Agreement with respect to any aspect of Client’s business or administrative policies.

6                                                                                         PAYMENT AND PRICING

6.1                               All fees to be charged to the Client will be outlined in SOW documents agreed to in writing between the Client and Consultant.

6.2                               Projects and project budgets will be outlined in the SOW documents that will be approved in advance by the Client and Consultant before the Services are initiated. Budgets and operating activities will be approved in advance by Client before Consultant commits time or resources.

6.3                               Charges for Services of Consultant personnel will be made at the agreed-upon financial structure, e.g., hourly rates, project fee, monthly retainer, as required to provide the Services, Deliverables and activities documented in the SOW.

6.4                               Unless provided otherwise in an SOW, Consultant shall invoice Client monthly in arrears for the actual fees and expenses Consultant incurs during the immediately preceding month. If the Parties agree upon Milestone payments in a particular SOW, Consultant shall invoice Client in accordance with the Milestone schedule agreed upon in the applicable SOW. Payment terms under this Agreement shall be “Net 30” from receipt of invoice. Invoices shall be sent to:

Client Name:	Laureate Education
Email:	[ ]

Consultant must present an invoice to Client for Services rendered within six (6) months of performance or charges may not be honored.

Client will pay Consultant via electronic funds transfer using ACH CCD + or CTX format to the following account:

Bank = [      ]

Routing # = [      ]

Account # = [      ]

Account Type = [      ]

Invoice Qualifier = [      ]

Any invoice remaining unpaid for more than forty-five (45) days from receipt will accrue interest at a rate of the lesser of one and one-half percent (1.5%) per month or the highest rate allowed by law.

6.5                               Unless provided otherwise in an SOW, Client will pay all reasonable expenses Consultant incurs in the performance of the Services, including travel and lodging expenses, communication charges and supplies, up to a maximum amount equal to twelve (12%) per cent of the value of each SOW.

6.6                               Accenture’s fees do not include applicable taxes. Client agrees to pay amounts equal to any value added tax, provincial, municipal, or local sales, use, excise, privilege or other taxes or assessments, however designated or levied, relating to any amounts payable by Client to Consultant hereunder, this Agreement or any Services provided by Consultant to Client pursuant hereto and any taxes or amounts in lieu thereof paid or payable by Consultant, exclusive of taxes based on Consultant net income or net worth. Consultant will invoice Client for any taxes payable by Client that are required to be collected by Consultant pursuant to any applicable law, rule, regulation or other requirements of law.

6.7                               If work for Client requires that personnel perform Services outside the city, state, province, or country in which such personnel are based which could result in increased tax and administrative costs, Consultant will so inform Client and provide client the opportunity to choose to replace Consultant personnel with other Consultant personnel who will not incur such a cost. If Client chooses to proceed with the personnel already in place Client will reimburse Accenture for increased tax and administrative costs incurred by Accenture and/or its personnel. Client will reimburse Accenture for any deficiency relating to taxes that are Client’s responsibility under this Agreement. Each party will be responsible for its own income taxes, employment taxes, and property taxes. The parties will cooperate in good faith to minimize taxes to the extent legally permissible. Each party will provide to the other party any resale exemption, multiple points of use certificates, treaty certification and other exemption information reasonably requested by the other party.

7                                                                                         ACCEPTANCE OF DELIVERABLES

7.1                               All Deliverables identified in a Statement of Work (for example, A-1) shall be subject to acceptance by Client to verify that the Deliverables materially comply with the acceptance criteria set forth in the applicable Statement of Work.

7.2                               Except as otherwise set forth in an SOW, all Services and Deliverables will be deemed accepted if Client does not reject the Services and Deliverables by providing Consultant written notice within ten (10) days after delivery specifically identifying the matter in which the Services or Deliverables fail to materially comply with their applicable specifications. Consultant shall, at no cost to Client, promptly correct any material noncompliance with applicable specifications.

8                                                                                         MUTUAL NONDISCLOSURE

8.1                               In connection with the business relationship between Consultant and the Client, representatives of Consultant and Client may disclose or reveal to the other, either orally, in writing or by inspection, Confidential Information (in hardcopy and/or electronic form) as to their respective businesses.

8.2                               Each Party will keep the other Party’s Confidential Information confidential. Specifically, each Party receiving Confidential Information agrees not to disclose such Confidential Information except to those directors, officers, employees and agents of such Party (i) who reasonably need to know such information and (ii) who have been informed of their obligation to maintain the confidential, proprietary and/or trade secret status of such Confidential Information. Each

Party acknowledges that it has all requisite authority under applicable laws to provide the other Party with access to Confidential Information. Each Party receiving Confidential Information further agrees that it will not use such Confidential Information except for the purposes set forth in this Agreement. Each Party receiving Confidential Information shall treat such information as confidential, and shall use the same care to prevent disclosure of such information as such Party uses with respect to its own confidential and proprietary information, provided that in any case it shall not use less than the care a reasonable person would use under similar circumstances.

8.3                               Notwithstanding anything to the contrary contained here, Client’s student data is Personal Data under this Agreement. Except as required by law, neither Party shall disclose any of Client’s student data in violation of the Family Educational Rights and Privacy Act (FERPA), as may be amended from time to time. Each Party will exercise commercially reasonable efforts not to disclose any Personal Data to the other party and to restrict the other party’s access to its Personal Data. If Consultant requires access to Client’s Personal Data in connection with the Services for a particular project, the parties will agree in the applicable SOW on the procedures and obligations of each party with respect to the access, use and protection of such Personal Data (the “Data Protection Procedures”).

8.4                               The receiving Party shall promptly notify the disclosing Party in the event the receiving Party learns of any unauthorized possession, use or disclosure of the Confidential Information and will provide such cooperation as the disclosing Party may reasonably request, at the disclosing Party’s expense, in any litigation against any third parties to protect the disclosing Party’s rights with respect to the Confidential Information.

8.5          Except as otherwise provided by law, neither Party shall disclose the terms of the Agreement to any third party; provided, however, that either Party may disclose the terms of this Agreement to its professional advisers, or to any potential investor or acquirer of a substantial part of such Party’s business (whether by merger, sale or assets, sale of stock or otherwise), provided that such third party is bound by a written agreement or legal duty on such terms at least as strict as those set out in this Section to keep such terms confidential.

8.6                               Each party will return or destroy the other party’s Confidential Information in its possession upon request by the other party, unless otherwise allowed to retain such Confidential Information. Each party may retain copies of the other party’s Confidential Information required for compliance with its recordkeeping or quality assurance requirements (subject to the terms of this Agreement).

8.7                               Notwithstanding the foregoing, the preceding provisions of Section 8 will not apply to information that: (i) is publicly available or in the public domain a the time disclosed; (ii) is or becomes publicly available or enters the public domain through no fault of the recipient; (iii) is rightfully communicated to the recipient by persons not bound by confidentiality obligations with respect thereto; (iv) is rightfully already in the recipient’s possession free of any confidentiality obligations with respect thereto at the time of disclosure; (v) is independently developed by the recipient; or (vi) is approved for release or disclosure by the disclosing Party without restriction.   Each Party may disclose Confidential Information to the limited extent necessary: (a) to comply with the order of a court of competent jurisdiction or other governmental body having authority over such Party, provided that the Party making the disclosure pursuant to the order will first have given notice to the other Party cooperate with the disclosing Party’s request to obtain a protective order; (b) to comply with applicable law or regulation requiring such disclosure; or (c) to make such court filings as may be required to establish a Party’s rights under this Agreement.”

9                                                                                         RIGHTS IN WORK PRODUCT

9.1                               Consultant acknowledges that Client shall retain all title to and rights in intellectual property provided by Client to Consultant under this Agreement.

9.2                               After acceptance of a Deliverable by Client and upon final payment for that Deliverable, Consultant shall, subject to Sections 9.4 and 9.5 below and any restrictions applicable to any Consultant Knowledge Capital and/or Third-Party Intellectual Property embodied in the Deliverables, assign and convey to Client all right, title and interest in and to the Deliverables. To the extent any Deliverable contains Client’s or Consultant’s Confidential Information, it shall be subject to Section 8 of this Agreement.

9.3                               Consultant acknowledges and agrees that all rights, title and interest in and to all Work Product shall vest with Client or such party as Client may designate. Work Product shall be the sole and exclusive royalty-free property of Client or any party that Client designates and shall be deemed to be a “work made for hire” in the course of Consultant’s performance hereunder. To the extent that title to any such Work Product may not, by operation of law, vest in Client or such Work Product may not be considered a “work made for hire”, all rights, title and interest therein are hereby irrevocably assigned by Consultant to Client upon payment for such Work Product. Consultant shall make full and prompt disclosure to Client of all Work Product and deliver all Work Product to Client.

9.4                               Notwithstanding Sections 9.1 and 9.2 of this Agreement, this transfer of rights, title and interest shall exclude any Third Party Intellectual Property that may be incorporated into the Deliverables. Before incorporating any Third Party Intellectual Property, Consultant shall obtain permission for such from Client in writing. Consultant hereby grants to Client a royalty-free, worldwide, non exclusive right and license only to that Third-Party Intellectual Property that is incorporated into any Deliverable for use only in conjunction with the Consultant Deliverables for purposes of Client’s business only. Consultant warrants that it will not incorporate any Third Party Intellectual Property in any Deliverable

without obtaining for Client a royalty-free, worldwide, non-exclusive right and license therefor and without obtaining prior written consent from Client therefor.

9.5                               Notwithstanding Sections 9.1 and 9.2; of this Agreement, Client will have no rights in an Consultant Knowledge Capital other than: (a) to use it as authorized by Consultant in writing from time to time solely for purposes of performing Client Responsibilities, or (b) to the extent to Consultant Knowledge Capital is incorporated into a Deliverable, to use it as part of the Deliverable for purposes of Client’s business only, or (c) pursuant to Consultant’s standard license for such Consultant Knowledge Capital or, in the case of Consultant Knowledge Capital owned by third parties, pursuant to terms acceptable to the applicable third party. If any Consultant Knowledge Capital is made available to Client under (a) above, it will be made available in an “AS IS” condition and without express or implied warranties of any kind; and any Consultant Knowledge Capital made available under (c) above will be subject only to applicable terms of the applicable license. Consultant Knowledge Capital is Confidential Information of Consultant for purposes of Section 8.

9.6                               Notwithstanding sections 9.1 and 9.2 of this Agreement, Client agrees that Consultant, its employees and agents shall be free to use and employ their general skills, know-how and expertise, and to use, disclose, and employ any generalized ideas, concepts, know-how, methods, techniques or skills gained or learned during the course of any Statement of Work performed hereunder, subject to its obligations respecting Client’s Confidential Information pursuant to Section 8 of this Agreement. Client understands and agrees that Consultant may perform similar Services for third parties using the same personnel that Consultant may utilize for rendering Services for Client hereunder, subject to Consultant obligations respecting Client’s Confidential Information pursuant to Section 8 of this Agreement.

9.7                               Consultant agrees to execute and deliver any documents and take all such other actions as may be reasonably requested by Client to carry into effect the provisions of this Section 9 of this Agreement, including, without limitation, the execution of assignments, copyright registrations and patent applications.

9.8                               Client grants to Consultant, and its third party designees, a perpetual, transferable, worldwide, irrevocable, royalty-free, fully paid-up license to use, copy, modify and prepare derivative works of the Custom Components and any applicable intellectual property rights granted to Client under the foregoing paragraph or that Client may file for, register or otherwise obtain in relation to, or resulting from, any Deliverable (and/ or any component thereof), including without limitation, any patent and any counterparts thereof, or any divisions, substitutes, continuations, reissues or reexaminations thereof (such rights including, without limitation, the right to make, have made, use, import, offer for sale and sell or otherwise provide or dispose of products and services using or incorporating the same) or to practice any process in connection therewith, with the right to sublicense the same.

10                                                                                LIAISON

10.1                        The  primary liaison(s)  between Client and Consultant are Consultant’s Client Account Lead and Jennifer Winborne for Client.

10.2                        Other persons authorized to give direction and/or approve budgets and programs in behalf of Client to Consultant are to be determined and will be communicated to Consultant’s account manager in a timely manner, and likewise any changes to these authorized person(s) shall be communicated to Consultant in a timely manner.

10.3                        Internal Escalation:  Subject to each Party’s right to seek injunctive or equitable relief in a court of competent jurisdiction, the Parties agree to attempt to resolve all disputes under this Agreement in accordance with the dispute resolution procedures (“Dispute Procedures”) set forth herein.   In the event of a dispute between the Parties relating to the Services provided under an SOW (except disputes involving confidentiality and infringement), the Parties shall first attempt to resolve the matter internally within a period of ten (10) days through discussions with the Parties respective Project Managers named in the applicable SOW and other appropriate representatives prior to resorting to litigation. If the Parties are unable to resolve the dispute within the initial 10 day period, the Parties shall refer the matter to Client’s and Consultant’s respective primary liaisons specified in Section 10.1 for an additional period of ten (10) business days. If the Parties are unable to resolve the dispute following completion of the Dispute Procedures set forth in this Section, then either Party may pursue the remedies available under this Agreement and applicable law.

11                                                                                  WARRANTY

11.1                        Consultant warrants that: (a) each of its personnel assigned to perform Services under a Statement of Work shall have the proper skill, training, and background to perform in a competent and professional manner; (b) all Consultant’s Services will be performed in a professional and workmanlike manner and in accordance with the applicable Statement of Work. Consultant will reperform any Services not in compliance with this warranty brought to its attention in writing within thirty (30) days after those Services are performed.  Additionally, Accenture warrants that (c) its Deliverables shall materially conform to the specifications for such Deliverable as set forth on the applicable Statement of Work for a period of thirty (30) days from delivery to Client.  Consultant will correct any such Deliverable not in compliance with this warranty  within thirty (30) days after delivery of such Deliverable to Client.  THIS SECTION 11 IS CONSULTANT’S ONLY EXPRESS WARRANTY CONCERNING THE SERVICES, ANY DELIVERABLES OR WORK PRODUCT, AND THIS AGREEMENT, AND IS MADE EXPRESSLY IN LIEU OF ALL OTHER WARRANTIES, CONDITIONS AND REPRESENTATIONS, EXPRESS OR IMPLIED, INCLUDING ANY IMPLIED WARRANTIES OF FITNESS FOR A PARTICULAR PURPOSE,

MERCHANTABILITY, INFORMATIONAL CONTENT, SYSTEMS INTEGRATION, NON-INFRINGEMENT, INTERFERENCE WITH ENJOYMENT OR OTHERWISE.

11.2                        Client warrants and represents that it has the right to disclose all information transmitted to Consultant pursuant to this Agreement and that such information shall not infringe any Third Party Intellectual Property Rights including, but not limited to, any patent, trademark, copyright, trade secret, or other intellectual property right, and that it shall hold Consultant harmless from any demand and/or claim to be arisen by a third party in connection with the infringement thereof.

11.3                        The parties may agree in any Statement of Work upon additional warranties which will apply to the Deliverables under such Statement of Work in addition to those set forth above.

12                                                                          INDEMNIFICATION

12.1                        Consultant shall defend, indemnify and hold Client and its affiliates and respective officers, directors, employees, agents, successors and assigns, harmless from and against any and all third party claims, suits or proceedings, demands, losses, damages, liabilities and costs and expenses (including, without limitation, reasonable attorneys’ fees) arising out of or resulting from (i) Consultant’s negligence or willful misconduct of Consultant during the performance of the Services; or (ii) the actual or alleged infringement of any patent issued by a country on Schedule A hereto existing at the time Consultant delivers a Deliverable to Client, trademark, copyright, trade secret or other intellectual property right in connection with any Work Product, including any Deliverable, furnished to Client by Consultant pursuant to the terms of any Statement of Work, or the use thereof by Client.

12.2                        Client shall defend, indemnify and hold Consultant and its affiliates and respective officers, directors, employees, agents, successors and assigns, harmless from and against any and all third party claims, suits or proceedings, demands, losses, damages, liabilities and costs and expenses (including, without limitation, reasonable attorneys’ fees) arising out of or resulting from (i) Client’s negligence, willful misconduct or breach of this Agreement or any undertaking, covenant, representation or warranty contained herein or (iQ the actual or alleged infringement of any patent issued by a country on Schedule A hereto, trademark, copyright, trade secret or other intellectual property right in connection with any Work Product, including any Deliverable, furnished to Consultant by Client pursuant to the terms of any Statement of Work, or the use thereof by Consultant. Client agrees to defend any indemnified party, at Consultant’s request, against any such claim, demand or suit.

12.3                        If Client promptly notifies Consultant in writing of a third party claim against Client that any Deliverable infringes a copyright or trade secret of any third party,

 Consultant will defend such claim at its expense and will pay any costs or damages that may be finally awarded against Client. Consultant will not indemnify Client, however, if the claim of infringement is cause by: (a) Client’s modification of the Deliverable or use of the Deliverable other than as contemplated by this Agreement; (b) Client’s failure to use corrections or enhancements made available by Accenture; (c) Client’s use of the Deliverable in combination with any product or information not owned or developed by Consultant; (d) Client’s distribution, marketing or use for the benefit of third parties of the Deliverable; or (e) information, direction, specification or materials provided - by Client or any third party. If any Deliverable is, or in Consultant’s opinion is likely to be, held to be infringing, Consultant will at its expense and option either: (i) procure the right for Client to continue using it, (ii) replace it with a non-infringing equivalent, {iii) modify it to make it non-infringing, or (iv) direct the return of the Deliverable and refund to Client the fees paid for such Deliverable less a reasonable amount for Client’s use of the Deliverable up to the time of return. The foregoing remedies constitute Client’s sole and exclusive remedies and Consultant’s entire liability with respect to infringement.

12.4                        Client will indemnify and hold Consultant harmless from third party claims arising out of Client’s use of the Services or Deliverables in a manner not consistent with this Agreement or any SOW formed hereunder and reimburse Consultant for all expenses (including counsel fees and court costs) incurred by Consultant in connection with such claim.

12.5                        Where indemnification is sought by a Party (the “Claiming Party”), (a) it shall notify the other Party {the “Indemnifying Party) promptly in writing of any claim or litigation or threatened claim to which the indemnification relates; and (b) upon the Indemnifying Party’s written acknowledgement of its obligation to indemnify in such instance, in form and substance satisfactory to the Claiming Party, the Claiming Party shall afford the Indemnifying Party an opportunity to participate in and, at the option and expense of the Indemnifying Party, control, compromise, settle, defend or otherwise resolve the claim or litigation (and the Claiming Party shall not affect any such compromise or settlement without prior consent of the Indemnifying Party, which shall not be unreasonably withheld); and {c) the Claiming Party shall reasonably cooperate with the Indemnifying Party at no cost to itself in any such compromise, settlement, defense or resolution of such claim or litigation. If the Indemnifying Party does not so acknowledge its indemnification responsibility, the Claiming Party may proceed directly to enforce its indemnification rights.

13                                                                                  LIMITATION OF LIABILITY

13.1                        The sole liability of either Party and any of its Affiliates (whether in contract, tort, negligence, strict liability in tort, by statute or otherwise) for any and all claims in any manner related to this Agreement, including the Deliverables or Services, will be the payment of direct damages, not to exceed (in the aggregate) the fees received by Consultant with respect to the Services or Deliverables involved under the applicable SOW. Except for the specific remedies expressly identified as such in this Agreement, Client’s exclusive remedy for any claim arising out of this Agreement or any applicable SOW will be for Consultant, upon receipt of written notice, to use commercially reasonable efforts to cure the breach at its expense, or failing that, to return the fees paid to Accenture for the Services or Deliverables related to the breach. The foregoing limitations do not apply to a breach of a Party’s obligations with regard to Confidential Information under Section 8 and/or indemnification obligations under Section 12. Consultant’s liability for breach of the Data Protection Procedures related to Personal Data shall be addressed in accordance with Section 13.4.

13.2                        In no event will either party be liable for any consequential, incidental, indirect, special or punitive damage, low or expenses (including, but not limited to, business interruption, lost business, lost profits or lost savings) even if it has been advised of their possible existence. Any action by either party must be brought within two (2) years after the cause of action arose.

13.3                        The allocations of liability in this Section 13 are the agreed and bargained for understanding of the parties, and Accenture’s compensation for the Services reflects these allocations.

13.4                        Consultant’s liability with regard to a breach of the Data Protection Procedures in place for the protection of Personal Data pursuant to Section 8.3 hereof shall be limited to the amount set forth in Section 13.1 hereof if Consultant fails to adhere to the applicable Data Protection Procedures; provided, however, that for the purposes of this Section 13, the parties agree that the following shall constitute direct damages and shall not be limited with respect to the amount of liability to the extent that they relate to Consultant’s failure to adhere to the Data Protection Procedures: (i) costs and expenses of recreating or reloading any lost, stolen, corrupted or damaged personal data; (ii) costs and expenses of providing notice to affected individuals; (iii) costs and expenses of providing notice to government agencies, credit bureaus, or other required entities; (iv) costs and expenses of credit monitoring for the affected individuals for the greater of 12 months or the period of time required by applicable law or regulation; (v) call center support for affected individuals for no less than 30 days; and (vi) governmental fines, assessments or penalties. In connection with each event involving a breach of Personal Data, Consultant shall promptly deliver a written report to Client’s Liaison set forth in Section 10.1 of this Agreement indicating Consultant’s position relative to whether the breach occurred despite Consultant’s compliance with the Data Protection Procedures or whether the breach of Personal Data occurred due to Consultant’s failure to adhere to such Data Protection Procedures specific to Consultant’s Services pursuant to the SOW under which the Personal Data breach arose, and such report shall contain thorough information documenting the manner in which the breach occurred and providing the basis for Consultant’s determination. Consultant shall be responsible for each of its Affiliates’ and subcontractors’ compliance with the requirements of this

Section 13.4 and Consultant shall be liable for any breach by its Affiliates and subcontractors of the Data Protection Procedures as if such breach were committed by Consultant itself.

14                                                                                  INDEPENDENT CONTRACTOR

14.1                        Consultant and each of its Employees shall perform the Services as an independent contractor, and nothing contained in this Agreement or in any Statement of Work shall be construed to create or imply a joint venture, partnership, principal-agent or employment relationship between the parties or between Client’s employees and Consultant’s Employees. Consultant and each of its Employees shall not take any action or permit any action to be taken on its behalf, which purports to be done in the name of or on behalf of Client. Neither Consultant nor any of its Employees shall, in any sense, be considered employees or agents of Client. Consultant or its Employees shall not be eligible or entitled to any benefits, perquisites or privileges given or extended to Client employees.

15                                                                                  NON-SOLICITATION

15.1                        During the Term of this Agreement and for one (1) year thereafter, neither Party shall hire or solicit the employment of any employee of the other Party. Notwithstanding the foregoing, nothing herein shall prevent a party from hiring an employee of the other Party, if that employee has independently responded to the advertisement of a vacant position posted in the ordinary course of business where such advertisement is not directly aimed at the other Party’s employees and the employee was not solicited for said vacant position.

16                                                                                  NONCOMPETITlON

Unless otherwise stated in an SOW, Consultant agrees that no Consultant Employee who (i) works onsite at a Client location in the United States, (ii) accesses Client’s VPN and (iii) is named in the SOW as being subject to Section 16 of the Agreement shall be assigned for a period of six (6) months after conclusion of the applicable SOW to perform materially similar services as provided under the applicable SOW to any of the following businesses which are directly competitive to Company:

University of Phoenix

Kaplan University

Capella University

Grand Canyon University

Argosy University

University of Maryland University College

Strayer University

DeVry University

Western Governors University

Ashford University

ITT Technical University

Southern New Hampshire University

For the avoidance of doubt, this Section shall not apply to Consultant personnel from any of Consultant’s delivery center (“Delivery Center”) locations.

17                                                                                 AUDIT

17.1                        Client, at its own expense, shall have the right, upon reasonable prior written notice of the audit (i.e., not less than 2 weeks’ notice), and provided Client causes no undue interference with Consultant’s business operations, to audit, to examine, and make copies of or extracts from the books of account, documents, records, and other materials, in whatever form they may be kept, produced and/or maintained by and/or for Consultant by its employees, agents, assigns, successors and subcontractors for the purpose of assessing Consultant’s compliance with the requirements of this Agreement and the applicable SOW pursuant to which the Services were rendered. The Consultant shall maintain such books and records, together with such supporting or underlying documents and materials applicable to Consultant’s Services under each SOW, for the duration of the applicable SOW and for two (2) years following the completion of Services under the SOW to which those records and underlying documents and materials are applicable. .

17.2                        All audits shall be subject to the following limitations:

17.2.1                                                     Client may not conduct an audit more than once in any twelve (12) month period;

17.2.2                                                     Use of a Consultant competitor as an auditor under this Agreement shall be subject to Consultant’s prior written approval;

17.2.3                                                    All audit results and records disclosed solely as a result of the audit shall be held as Consultant’s Confidential Information and may only be used for purposes permitted by this Agreement.

18                                                                                  SECURITY BREACH NOTIFICATION

Consultant agrees to notify Client as soon as it becomes aware of any actual unintended access of any Consultant system that may access, process, or store data, files, Work Product, Confidential Information or Personal Data produced under, provided under or related to this Agreement or any SOW subject to this Agreement. Unintended access includes, but is not limited to, compromise by a computer worm, search engine web crawler, password compromise or access by an unauthorized individual or automated program. Consultant agrees to notify Client within twenty-four (24) hours of the discovery of the actual or suspected unintended access.

19                                                                                  EXPORT CONTROL LAWS and ECONOMIC SANCTIONS PROVISIONS

19.1                        Compliance. Each party will retain responsibility for its compliance with all applicable export control laws and economic sanctions programs relating to its respective business, facilities, and the provision of services or products to third parties.  Consultant will not be required by the terms of this Agreement to be directly or indirectly involved in the provision of goods, software, services and/or technical data that may be prohibited by applicable export control or economic sanctions programs if performed by Consultant.

19.2                        Applicable Laws. Applicable export control or economic sanctions programs may include U.S. export control laws such as the Export Administration Regulations and the International Traffic in Arms Regulations, and U.S. economic sanctions programs that are or may be maintained by the U.S. Government, including sanctions currently imposed against Cuba, Iran, North Korea, Sudan and Syria, as well as Specially Designated Nationals and Blocked Persons programs.  The parties will comply with U.S. export control and U.S. economic sanctions laws with respect to the export or re-export of U.S. origin goods, software, services and/or technical data, or the direct product thereof.

19.3                        Notice of Controls.  Prior to providing a party any goods, software, services and/or technical data subject to export controls controlled at a level other than EAR99/AT, the providing party will provide written notice to the receiving party specifying the nature of the controls and any relevant export control classification numbers.

19.4                        Prior Steps.  Prior to Client contracting with any entity with respect to which Accenture will provide any goods, software, services and/or technical data under this Agreement, Client will take steps to ensure that any such provision of goods, software, services and/or technical data to such entity is not subject to restrictions or prohibitions under applicable export control or economic sanctions programs.

20                                                                                  INSURANCE

Consultant agrees to maintain in full force and effect, at Consultant’s sole expense, insurance of the following types and amounts, written by insurance companies authorized to do business in the state where the work is being performed, and having an A.M. Best’s Rating of not less than “A-VII”:

Workers’ Compensation and Employers’ Liability

Consultant shall carry statutory Workers’ Compensation Insurance covering. Consultant’s employees in compliance with all requirements of the Workers’ Compensation laws of all states in which Consultant performs work hereunder. In addition, Consultant shall carry Employer’s Liability Insurance in an amount not less than the following:

•                 Each Accident: $1,000,000

•                Each Disease Each Employee: $1,000,000

•                 Disease Policy Limit: $1,000,000

General Liability Insurance

Contractor shall carry general liability insurance on a form no less broad than the coverage provided by a “Commercial General Liability Insurance” form (dated 1985 or thereafter) promulgated by the Insurance Services Office or carrier’s filed form, and containing language affording coverage for contractual liability, the products and completed operations hazards, broad form property damage liability, as respects operations and work hereunder, for liability arising out of injury to or death of one or more persons, and destruction of tangible property, in any one occurrence, in amounts not less than:

•                 General Aggregate: $2,000,000

•                 Products - Comp/Ops Aggregate: $1,000,000

•                 Personal and Advertising Injury: $1,000,000

•                 Each Occurrence: $1,000,000

21                                                                                 MISCELLANEOUS

21.1                        Force Majeure: To the extent that either Party’s performance under this agreement is prevented or delayed, either totally or in part, for reasons beyond that Party’s reasonable control such as an act of God, war, terrorism, riot, civil commotion or sabotage, expropriation, condemnation of facilities, changes in law, national or state emergencies, or government authority, a labor strike or labor dispute, work stoppages, a fire, flood, or other natural disaster or accidents causing damage to or destruction, in whole or in part, of the equipment or property necessary to perform the Services then that Party will not be liable, so long as it resumes performance as soon as practicable after the reason preventing or delaying performance no longer exists.

21.2                       Assignment, Amendment: This Agreement will be binding upon and inure to the benefit of each of the Parties, their successors and assigns. Neither Party may assign this Agreement or assign its rights or delegate its duties hereunder, without the prior written consent of the other Party (except in connection with a merger, sale of all or substantially all of a Party’s assets or other form of corporate reorganization of that Party) and any purported assignment in violation of this Section will be without force or effect.

21.3                       Waiver: The failure of a Party to enforce any provision of this Agreement shall not constitute a waiver of such provision or the right of such Party to enforce such provision and every other provision.

21.4                        Notice: Any notices, consents or other communications provided pursuant to this Agreement shall be in writing and shall be sent to the parties at the following address or at such other address as shall be specified by the parties in any Statement of Work or by like notice:

If to Consultant:                                                     Daniel Rice

Accenture LLP

[      ]

With a copy to:

Accenture LLP

General Counsel -

Legal Department

[      ]

If to Client:                                                                                 Laureate Education, Inc.

650 South Exeter St.
Baltimore, MD 21202
Attention: John Wilson

Such notices, consents or other communications shall be deemed to have been duly given and received (i) on the day of sending if sent by personal delivery, (ii) on the next business day after the day of sending if sent by express delivery service (with confirmation of delivery), or (iii) five (5) days following deposit of such notice or communication into the United States Mail, if sent by registered or certified mail (return receipt requested).

21.5                        Advertising: Except to the extent permitted by applicable law in the absence of any express license or other grant of rights, neither party will use any trade name, trademark, service mark, logo or commercial symbol, or any other proprietary rights of the other party in any manner (including without limitation, reference to the other party as a client, customer or supplier in any press release, advertisement or other promotional material).

21.6                        Governing Law: This Agreement will be governed by the laws of the State of Maryland without regard to its conflicts of law provisions. This Agreement shall be deemed to have been made in the State of Maryland and shall be construed and enforced in accordance with, and the validity and performance hereof shall be governed by, the laws of the State of Maryland, without regard to conflict of laws principles. To the extent it may be applicable, the Parties expressly agree to exclude the application of the U.N. Convention on Contracts for the International Sale of Goods (1980) to this Agreement. Judicial proceedings regarding any matter arising under the terms of this Agreement shall be brought solely in the federal or local courts of the State of Maryland.

21.7                        Survival: All payment obligations accrued prior to the date of termination and Sections 8 (Mutual Nondisclosure), 9 (Rights in Work Product), 11 (Warranty), 12

(Indemnification), 13 (Limitation of Liability), 14 (Independent Contractor), 15 (Nonsolicitation), and 20 (Miscellaneous) shall survive the expiration or earlier termination, for any reason, of this Agreement or any applicable Statement of Work.

21.8                        Entirety: This Agreement and the exhibits attached hereto, including any signed SOWs, constitute the entire agreement between the Parties with respect to the subject matter hereof and supersede all prior communications, written or oral, with respect thereto. Except as an SOW may otherwise expressly provide, each SOW will be a complete statement of its subject matter and will supplement and modify the terms and conditions of this Agreement for purposes of that SOW only. This Agreement may only be amended or modified by a writing duly executed by both Parties that expressly references and amends this Agreement.

21.9                        Severability: If any part of this Agreement or any part of a Statement of Work shall be held by a court of competent jurisdiction to be invalid, illegal or unenforceable as to particular provisions, this Agreement or such Statement of Work shall remain in full force and effect as to the remaining provisions.

21.10                 Code of Conduct and Ethics: Consultant and each of its agents, employees, and subcontractors working directly on a this Agreement or any Statement of Work hereunder for Client will comply with Laureate Education lnc.’s then-current Code of Conduct and Ethics (the “Code”), the most current copy of which can be found at www.laureate.net.

21.11                 Anti-Corruption: Consultant and each of its agents, employees, and subcontractors working directly on this Agreement or any Statement of Work hereunder for Client will comply with all applicable anti-corruption laws, including the U.S. Foreign Corrupt Practices Act, as well as the laws of all countries in which goods are produced and delivered or services are to be performed by Consultant. Consultant warrants that it will not, in connection with transactions contemplated in this Agreement, or in connection with any other business transactions involving Client, transfer anything of value, directly or indirectly, to any person (including those in the private sector, as well as government officials and employees, and employees of government-controlled companies) in order to obtain or retain business or any improper benefit or advantage.

Consultant warrants that no money paid to Consultant as compensation or otherwise has been or will be used to pay any bribe or kickback in violation of applicable law.

Consultant further warrants that no payments will be made by Consultant, its agents, employees, or subcontractors on behalf of Client without obtaining prior approval from Client. Consultant will maintain a current and accurate written accounting of all payments made by Consultant, its agents, employees, or subcontractors on behalf of Client, or out of funds provided by Client. A copy of this accounting must be provided to Client upon request.

Consultant warrants that its owners, employees, agents and subcontractors are not agents or employees of, or otherwise affiliated with, any government or instrumentality of any government, and that Consultant will inform Client of any change in such status.

Consultant agrees to answer promptly, fully, and truthfully any questions from Client related to Consultant’s anti-corruption program and other controls related to corruption, and to cooperate fully in any Client investigation of a breach of this anti-corruption provision.

21.12                 Authority: Each individual executing this Agreement on behalf of a Party represents and warrants that he/she is duly authorized to execute and deliver this Agreement on behalf of said Party and that this Agreement is binding upon said Party in accordance with this Agreement’s terms. .

21.13                 Counterparts: This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. Execution and delivery of this Agreement may be evidenced by facsimile transmission or email via a portable document format “pdf’, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, each party hereto has caused this Agreement to be executed by its duly authorized representative as of the Effective Date.

LAUREATE EDUCATION, INC.		ACCENTURE LLP

By:	/s/ Jorge Elguera	By:	/s/ Daniel Rice
Name:	Jorge Elguera	Name:	Daniel Rice
Title: CIO		Title: Managing Director
Date: 5/12/14		Date: 5/13/14